EXHIBIT 10.4

Lease Agreement for TAI YUEN HI-TECH INDUSTRIAL PARK Building

The Lease Agreement is made on this 4th day of February 2005 by and between Silicon Motion, Inc. (hereinafter referred to as “the Lessee”); and Richtek Technology Corp. (hereinafter referred to as “the Lessor”).

In consideration that any step taken in good faith under or in connection with the Lease for TAI YUEN HI-TECH INDUSTRIAL PARK Building shall be binding the parties, the parties hereto agree to the following terms and conditions:

1.	Premises

The Lessor intends to lease the premises mentioned below to the Lessee:

(1)	Location: 4F-1, No 20, Tai-Yuan Street, Jhu-Bei Li, Jhu-Bei City, Hsin-Chu County. The premises refer to part of the building at the said location (see the attached figure) and public utility with a total area of: three hundred and five (305) Pings.

(2)	It is mutually agreed between the parties hereto that the premises shall be delivered “as is”.

2.	Rental

(1)	The monthly rental for the premises is two hundred and thirty thousand NT Dollars (NT$230,000), taxes included.

(2)	The rental shall be paid monthly. The Lessee shall issue checks due monthly for a year to the Lessor. The issuance date shall be the tenth day of each month under the lease agreement. The Lessor shall issue invoices to Lessee after cashing these checks. The checks for the rental of the second lease year shall be delivered issued in the manner as mentioned above, and shall be delivered to the Lessor before the due date of the check for the last payment of the first year. In case of dishonor of any of these checks, the Lessee shall be penalized 1% of the monthly rental as the overdue payment for each day.

3.	Deposit

Upon signing of this lease agreement, the Lessee shall make a payment of six hundred and ninety thousand NT dollars (NT$690,000) (equivalent to rentals for three months, tax-included) as the deposit. The Lessee shall be liable for the damage in the event of any failure of payment upon the request of the Lessor or any damage resulting from any improper use of the premises determined by the parties. The delayed payment and the damage may be directly deducted from the deposit. Upon termination or expiry of the agreement and return of the premises, the deposit, after deduction of unpaid fees, shall be refunded to the Lessee without interest where there is no damage confirmed.

4.	Lease Period:

The lease term of the agreement is three years, starting from the 16th of March 2005 to the 15th of March 2008. In case that the Lessor intends to continually lease out the premises upon expiry of the agreement, the Lessee shall have the priority to lease the premises from the Lessor. In such a case, the Lessee shall notice the Lessor three months prior to the expiration of the agreement, and the terms and conditions in respect to the lease shall be negotiated separately.

5.	Use of Premises

(1)	The Lessee shall under no circumstances sublease lend, assign, or in any manners transfer to others the right to use all of or part of the premises without the written consent of the Lessor.

(2)	The Lessee shall observe laws and the “Regulations for TAI YUEN HI-TECH INDUSTRIAL PARK”, and no illegal use or storage of hazardous substances that may affect public safety will be allowed.

(3)	No improvement or construction of the premises shall be made unless otherwise the Lessee obtain a prior consent of the Lessor. In such a case, the Lessee shall neither impair the safety of the original structure nor breach any related laws. In the event of any breach, the Lessee shall be liable to rectify the fault the restoration, or otherwise, the Lessor may terminate the agreement; and, the Lessee is obliged to remove any improvement and equipment and return the premises described under Article 9 of the agreement. The Lessee shall be liable for any damage that can be attributed to the Lessee upon infringement of rights of any third parties . The Lessee shall be also liable for any indemnity or expense arising from the infringement to the Lessor.

(4)	The Lessee shall take out a public accidental insurance policy (the injured persons shall be covered at the minimum liability of ten million NT Dollars per occurrence of a casualty; and property losses shall be cover at the minimum liability of two million NT Dollars per occurrence of a casualty) and liability insurance for fire during the lease period. Failure to do so may subject the Lessee to be held liable for any loss caused to a third party or the Lessor thereof.

6.	Damage

(1)	The Lessee shall be liable for rectification or indemnity in case that any damage occurring to the premises can be attributed to the Lessee.

(2)	The Lessor shall be liable to rectify the damage that cannot be attributed to the Lessee. In case of the Lessor’s failure to rectify the damage upon the request of the Lessee within the fixed period, the Lessee may rectify or have someone rectify the damage at the expense of the Lessor.

7.	Expense and Tax

(1)	The Lessor shall pay the house tax and land tax while the Lessee shall pay the expenses of utilities, telecommunication, cleaning, waste disposal, equipment maintenance, service, and administration and other expenses resulting from the use of the premises.

(2)	The Lessee shall pay off the aforementioned expenses during the lease term no matter whether the Lessee uses the premises.

8.	Penalties

(1)	The Leasor may terminate the agreement in case the Lessee breaches the use of the premises and fails to rectify the breach or rectifies the breach incompletely upon the Lessor’s request within a seven-day amendment period.

(2)	Either of the parties covenants to indemnify the other party for any loss or related expense resulted from the party’s breach of the agreement.

(3)	Unless under the written consent of the Lessor that agrees to renew the agreement, the Lessee shall restore, vacate the premises, and return the premises to the Lessor from the next day of expiry or termination of the agreement, without delay or claims to any right. Failure to vacate the premises and return the premises may lead to a breach penalty to the Lessee twice as much as the rental until the date the premises are vacated and re-conveyed.

(4)	Upon the Lessee’s failure to pay the rental for two months, the Lessor may terminate the agreement.

(5)	In case either of the parties breaches the agreement and fails to rectify the breach or rectifies the breach incompletely upon the request of the other party within a seven-day amendment period, the other party may terminate the agreement and claim for indemnity of, if any, loss.

9.	Termination of Agreement

(1)	Either of the parties shall not terminate the agreement before expiry of the agreement without the other party’s written consent. If the Lessee intends to terminate the agreement and moves out before expiry of the agreement, the Lessee shall give the Lessor a prior three-month written notice and indemnify the Lessor for rentals of three months as compensation. If the Lessor intends terminate the lease before expiry of the agreement, the Lessor shall also give the Lessee a prior three-month written notice and indemnify the Lessor for rentals of three months as compensation.

(2)	Upon termination or expiry of the lease agreement, the Lessee shall restore, vacate the premises, and return the premises to the Lessor. Any remaining furniture, equipment or stuff will be regarded as waste and shall be at the Lessor’s disposal while any expense incurred thereof shall be attributed to the Lessee and deducted from the deposit. Neither the Lessee shall claim any right with excuses nor shall claim to the Lessor for any expense.

10.	Notarization of Lease Agreement

Compulsory execution will be taken upon the Lessee in case of the Lessee’s failure to pay the rentals, breach penalties, or return the premises upon expiry of the agreement. Compulsory execution will also be taken upon the Lessor for the Lessor’s failure to return the deposit.

11.	Jurisdiction Court

The parties agree that the Taiwan HsinChu District Court as the court of first instance governing any proceeding arising in relation hereto.

12.	Other Agreement

(1)	After delivery of the premises, the Lessee shall be liable for the expenses provided in Article 7 under the agreement.

(2)	The lease agreement is made in duplicate; each party shall hold one copy.

Contractors:

Lessee: Silicon Motion, Inc.

Statutory Agent: /s/ James Chow

Tax Number: 97440546

Address: No. 20-1, Tai-Yuan Street, Jhu-Bei Li, Jhu-Bei City, HsinChu County

Telephone: 03-5720699

Lessor: Richtek Technology Corp.

Statutory Agent: /s/ Chung-Ho Tai

Tax Number: 16657967

Address: 5F-1, No. 20, Tai-Yuan Street, Jhu-Bei Li, Jhu-Bei City, Hsin-Chu County

Telephone: 03-5526789

Date: February 4, 2005